FORM 4                                           ______________________________
                                                |        OMB APPROVAL          |
[_] Check this box if no longer                 |------------------------------|
    subject to Section 16. Form 4 or            | OMB Number:        3235-0287 |
    Form 5 obligations may continue.            | Expires:  September 30, 1998 |
    See Instruction 1(b).                       | Estimated average burden     |
                                                | hours per response...... 0.5 |
                                                |______________________________|


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

        Jacobs                      Linda                            K.
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        (Last)                      (First)                        (MI)

    1111 South Arroyo Parkway
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                                   (Street)

    Pasadena                          CA                             91105
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Jacobs Engineering Group Inc. (JEC)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)   ###-##-####
                                                                  --------------

4.  Statement for Month/Year     May    1998
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director                      [ ] 10% Owner

    [ ] Officer (give title below)    [ ] Other (specify below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title            2. Trans-    3. Trans-       4. Security Acquired (A)          5. Amount of         6. Owner-     7. Nature
   of                  action       action          or Disposed of (D)                Securities           ship          of In-
   Security            Date         Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)          (Month/      (Instr. 8)                                        Owned at             Direct        Bene-
                       Day/      -----------------------------------------------      End of               (D) or        ficial
                       Year)                                                          Month                Indirect      Owner-
                                  Code     V     Amount        (A)       Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock        05/27/1998     S             3900           D        $31.0000
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Common Stock        05/27/1998     S             3500           D        $31.0000
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Common Stock        05/27/1998     S             2500           D        $31.0625
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Common Stock        05/27/1998     S             1000           D        $31.0625
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Common Stock        05/27/1998     S              100           D        $31.7500     191635                 D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

  TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
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
Stock Option                        $28.2000
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Stock Option                        $25.8375
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Stock Option                        $19.5750
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Stock Option                        $28.5625
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Stock Option                        $27.5000
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Stock Option                        $29.6875
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

 TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

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1. Title of Derivative    6. Date Exer-         7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
   Security (Instr. 3)       cisable and           Underlying Securities        of          of Deriv-        ship          ture
                             Expiration            (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                             Date                                               ative       Secur-           of De-        direct
                             (Month/Day/                                        Secur-      ities            rivative      Bene-
                             Year)                                              ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                           ----------------    ----------------------------     5)          Owned            Direct        ship
                           Date       Expira-                   Amount or                   at End           (D) or        (Instr.
                           Exer-      tion         Title        Number of                   of               Indi-         4)
                           cisable    Date                      Shares                      Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
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
Stock Option              04/01/1994   04/01/2003  Common Stock   2000                       2000              D
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Stock Option              03/01/1995   03/01/2004  Common Stock   1000                       1000              D
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Stock Option              03/01/1996   03/01/2005  Common Stock   1000                       1000              D
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Stock Option              03/01/1997   03/01/2006  Common Stock   1000                       1000              D
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Stock Option              03/01/1998   03/01/2007  Common Stock   1000                       1000              D
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Stock Option              03/01/1999   03/01/2008  Common Stock   1000                       1000              D
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

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of informations contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                              /s/ Geoffrey P. Sanders
                                  As Attorney in Fact              6/10/98
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date